Exhibit 5


                  [Letterhead of Cadwalader, Wickersham & Taft]


May 27, 1999


The Bear Stearns Companies Inc.
245 Park Avenue
New York, New York  10167

Re:  THE BEAR STEARNS COMPANIES INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to The Bear Stearns Companies Inc. (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of up to 889,929 shares of common stock, par value $1.00 per share, of the Company (the "Shares") to be sold by the Selling Stockholders enumerated in the Prospectus constituting part of the Registration Statement. The Shares will be acquired by the Selling Stockholders pursuant to the Company's Capital Accumulation Plan for Senior Managing Directors (the "Plan").

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus that is a part of the Registration Statement, the Plan, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as

The Bear Stearns Companies Inc.         -2-                         May 27, 1999


certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We are members of the Bar of the State of New York, and in rendering the opinion below, we do not purport to be an expert in, or express any opinion concerning, the laws of any jurisdiction other than the substantive laws of the State of New York and the General Corporation Law of the State of Delaware (in each case without regard to conflicts of law principles).

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus constituting a part of the Registration Statement under the caption "Validity of the Common Stock," without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,



/s/ Cadwalader, Wickersham & Taft